Exhibit 4.1

CERTIFICATE OF DESIGNATION

of

SERIES B CONVERTIBLE PREFERRED STOCK

GWG HOLDINGS, INC.

(Pursuant to Section 151(g) of the
Delaware General Company Law)

GWG HOLDINGS, INC., a Delaware corporation (the “Company”), hereby certifies as of August 10, 2018 (the “Filing Date”), that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”), effective as of August 8, 2018, pursuant to Section 151(g) of the Delaware General Company Law (the “DGCL”):

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Company’s Certificate of Incorporation, and in accordance with the Delaware General Company Law, Section 151, the Board of Directors hereby states the authorized number and terms of a new class of preferred stock of the Company, to be entitled “ Series B Convertible Preferred Stock,” and fixes the relative powers, privileges, preferences and rights, and the qualifications, limitations and restrictions, thereof as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Stock,” and the number of shares constituting the Series B Convertible Preferred Stock shall be 5,000,000. Such number of shares may be increased or decreased by resolution of the Board adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, however, that no decrease shall reduce the number of authorized shares of Series B Convertible Preferred Stock to a number less than the number of such shares then outstanding plus the number of shares reserved for issuance upon the exercise of then-outstanding options, warrants, convertible or exchangeable securities or other rights for the purchase of shares of Series B Convertible Preferred Stock, if any.

2. Stated Value.

(a) Each share of Series B Convertible Preferred Stock shall have a stated value equal to $10.00 (the “Stated Value”). If at any time after the Filing Date, the Company shall effect a stock dividend payable in shares of Series B Convertible Preferred Stock, a subdivision of the outstanding Series B Convertible Preferred Stock into a greater number of shares of Series B Convertible Preferred Stock, or a combination of the outstanding shares of Series B Convertible Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Series B Convertible Preferred Stock, then, in any such case, the Stated Value in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Upon any adjustment of the Stated Value of the Series B Convertible Preferred Stock, then and in each such case the Company shall give written notice thereof to the registered holders of the Series B Convertible Preferred Stock, which notice shall state the Stated Value resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3. Ranking. The Series B Convertible Preferred Stock shall rank, as to the payment of dividends and the distribution of assets of the Company upon its liquidation, dissolution or winding up: (a) junior to all other classes and series of the Company’s preferred stock, and (b) pari passu with the common stock, par value $0.001 per share, of the Company (the “Common Stock”).

4. Dividends. No dividends on the Series B Convertible Preferred Stock shall accrue or be paid.

5. Liquidation Preference.

(a) In the event of (i) the sale, conveyance, exchange or other disposition of all or substantially all of the assets of the Company, or (ii) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event described in clause (i) or (ii), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company in the manner required by the DGCL (the “Net Assets Available for Distribution”). The holders of the Series B Convertible Preferred Stock then outstanding shall be entitled, on a pari passu basis with holders of the Common Stock, a pro rata share (assuming the shares of Series B Convertible Preferred Stock had been converted immediately prior thereto into shares of Common Stock) of the Net Assets Available for Distribution (the “Liquidation Amount”). Notwithstanding the foregoing, a transaction shall not constitute a Liquidation Event if its sole purpose is (y) to change the state of the Company’s incorporation or (z) to create a holding company with substantially similar series and classes of capital shares having substantially the same terms as those that existed immediately prior to the transaction and owned in the same proportions by the persons or entities who held the Company’s securities immediately prior to such transaction, provided that such transaction shall have been approved by the Board. The holders of a majority of the shares of Series B Convertible Preferred Stock, voting as a single class, may vote to determine that any transaction constituting a Liquidation Event shall not be a Liquidation Event for purpose of this Section 5(a).

(b) In the event that any distribution contemplated in this Section shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board.

6. Voting. Except as otherwise set forth herein or as required by law, holders of the Series B Convertible Preferred Stock shall not be entitled to vote on any matter on account of their Series B Convertible Preferred Stock. Unless the DGCL requires otherwise, in the event the DGCL requires the vote of the holders of Series B Convertible Preferred Stock, voting as a separate class, to authorize an action of the Company, the affirmative vote of holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding shall constitute the approval of such action by the class.

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7. Conversion.

(a) Each share of Series B Convertible Preferred Stock shall automatically convert, without any action on the part of the holders thereof or the payment of any additional consideration by the holders thereof, into shares of Common Stock immediately following the “Final Closing,” as such term is defined in that certain Master Exchange Agreement, as amended and restated on January 18, 2018 with effect as of January 12, 2018 (the “Agreement”), and further amended by the First Amendment thereto, dated April 30, 2018, the Second Amendment thereto, dated June 29, 2018, and the Third Amendment thereto, dated August 10, 2018, by and among the Company, GWG Life, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, The Beneficient Company Group, L.P., a Delaware limited partnership, MHT Financial SPV, LLC, a Delaware limited liability company and wholly owned subsidiary of MHT Financial, L.L.C., and each of the exchange trusts that is a party to the Agreement (the “Seller Trusts”), and as agreed to and accepted by Murray T. Holland and Jeffrey S. Hinkle, as trust advisors to the Seller Trusts; provided, however, that such conversion shall be subject to the satisfaction of any stockholder approval requirement under NASDAQ Rule 5635(a) and (b) and, if applicable, the expiration of the 20-day waiting period provided for in Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended.

(b) Each share of Series B Convertible Preferred Stock shall, upon conversion in accordance with Section 7(a), convert into such number of shares of Common Stock as is determined by dividing the Stated Value by the Series B Conversion Price in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $10.00. Such initial Series B Conversion Price, and the rate at which shares of Series B Convertible Preferred Stock shall be converted into shares of Common Stock, shall be subject to adjustment as provided herein.

(c) No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the holder owns upon immediately prior to conversion and the aggregate number of shares of Common Stock issuable upon such conversion.

(d) The Company shall at all times when the Series B Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

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(e) Any shares of Series B Convertible Preferred Stock so converted shall be retired and cancelled, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Convertible Preferred Stock accordingly.

(f) If the Company shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Not later than five business days after the Final Closing (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting holder of Series B Convertible Preferred Stock a certificate representing the Conversion Shares or shall deliver any Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions. “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock in accordance with the terms hereof.

(h) The issuance of certificates for shares of the Common Stock on conversion of the Series B Convertible Preferred Stock shall be made without charge to any holder of Series B Convertible Preferred Stock for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of such shares of Series B Convertible Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the holder requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all transfer agent fees required for processing of any conversion.

8. Protective Provisions. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of holders of at least a majority of the then-outstanding shares of Series B Convertible Preferred Stock, voting together as a single class, given in writing or by vote at a meeting, shall be required for the Company to amend, modify, add, repeal or waive any provision of this Certificate of Designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series B Convertible Preferred Stock (other than an amendment solely for the purpose of increasing the number of shares of Series B Convertible Preferred Stock designated for issuance hereunder).

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9. Redemption and Repurchase.

(a) After the first anniversary of the Filing Date, the Company shall have the right (but not the obligation) to redeem any or all of the shares of Series B Convertible Preferred Stock at a price per share equal to 100% of the Stated Value (the “Redemption Price”). In the event the Company exercises this redemption right, the Company shall deliver written notice to each holder of Series B Convertible Preferred Stock that all or part of the Series B Convertible Preferred Stock will be redeemed (the “Company Redemption Notice”) on a date that is no earlier than 20 and no later than 60 days after the date of the Company Redemption Notice (such date, the “Company Redemption Date”). On the Company Redemption Date and in accordance with this Section 9(a), the Company will, at its option, to the extent it may then lawfully do so under the DGCL (and for so long as (i) a redemption is permitted under the Company’s Certificate of Incorporation, as amended (including any certificates of designation related thereto), and (ii) such redemption does not constitute a default under any of the borrowing agreements to which the Company or any of its subsidiaries are a party or otherwise bound), redeem the shares specified in the Company Redemption Notice by paying in cash, via wire transfer of immediately available funds to an account designated in writing by the holder, an amount per share equal to the Redemption Price. If the Company elects to redeem less than all of the Series B Convertible Preferred Stock, it shall do so ratably among all holders of Series B Convertible Preferred Stock.

(b) On or before the Company Redemption Date, each holder of shares of Series B Convertible Preferred Stock whose shares are being redeemed under this Section 9 shall surrender the certificate(s) representing such shares to the Company, if any, duly endorsed, in the manner and at the place designated in the Company Redemption Notice. In the event such shares of Series B Convertible Preferred Stock are uncertificated, such holder shall deliver to the Company a stock power, duly executed and in the form to be provided by the Company together with the Company Redemption Notice.

(c) From and after the Company Redemption Date, (A) the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company, and (B) all rights of a holder of shares of Series B Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor; provided, however, that the shares to be redeemed shall remain issued and outstanding, and all rights of a holder of shares of Series B Convertible Preferred Stock to be redeemed shall continue, in the event that a holder shall have delivered the required items under paragraph (b) above as of the Company Redemption Date but the Company shall not have discharged its obligation to pay the Redemption Price.

10. No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series B Convertible Preferred Stock.

11. Loss, Theft or Destruction. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of shares of Series B Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of any certificate representing such Series B Convertible Preferred Stock, the Company cause to be made, issued and delivered, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Convertible Preferred Stock, new shares of Series B Convertible Preferred Stock of like tenor.

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12. Who Deemed Absolute Owner. The Company may deem the holder in whose name the Series B Convertible Preferred Stock shall be registered upon the books and records of the Company to be, and may treat it as, the absolute owner of the Series B Convertible Preferred Stock for the purpose of the payment of the Redemption Price, and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability of the Company in respect of the Series B Convertible Preferred Stock to the extent of the sum or sums so paid.

13. Notices. Unless otherwise provided herein, all notices or other communications or deliveries to be provided shall be given in writing and delivered (a) in person (b) by overnight courier, or (c) mailed by first-class mail (registered or certified, return-receipt requested), facsimile or email, to the other’s address:

If to the Company:	GWG Holdings, Inc. 220 South Sixth Street, Suite 1200 Minneapolis, MN 55402 Attention: Chief Operating Officer Facsimile: (612) 746-0445
If to a holder of Series B Convertible Preferred Stock:	such address as is shown on the books and records of the Company or such other more recent address as a holder of Series B Convertible Preferred Stock shall have provided in writing to the Company.

Notice shall be treated as given when personally received or, if sent as provided above, the effective date of the notice shall, as applicable, be the date of delivery if delivered in person, the date of the written receipt received upon delivery if delivered via overnight courier, three days after date the notice is sent if mailed by first-class mail (registered or return-receipt requested), the date on which transmitted by confirmed facsimile, or the day after the date on which transmitted via an email address of record (without receipt of any failure notice).

  14. Reacquired Shares. If any Series B Convertible Preferred Stock is exchanged, redeemed, purchased or otherwise acquired by the Company in any manner, such shares shall be returned to the number of authorized but unissued shares of Series B Convertible Preferred Stock.

  15. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, then (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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 IN WITNESS WHEREOF, GWG Holdings, Inc. has caused this Certificate of Designation to be signed by the undersigned on this 10th day of August, 2018.

GWG HOLDINGS, INC.

By:	William Acheson
William Acheson
Chief Financial Officer

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